Exhibit 99.1

 Corrected Transcript

28-Jul-2014

Dollar Tree, Inc. (DLTR)

Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call

Total Pages: 22
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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

CORPORATE PARTICIPANTS
Randy Guiler	Howard R. Levine
Vice President-Investor Relations, Dollar Tree, Inc.	Chairman & Chief Executive Officer, Family Dollar Stores, Inc.

Bob Sasser	Kevin S. Wampler
Chief Executive Officer, Dollar Tree, Inc.	Chief Financial Officer, Dollar Tree, Inc.

OTHER PARTICIPANTS

Scot Ciccarelli	Vincent J. Sinisi
Analyst, RBC Capital Markets LLC	Analyst, Morgan Stanley & Co. LLC

Stephen W. Grambling	Patrick G. McKeever
Analyst, Goldman Sachs & Co.	Analyst, MKM Partners LLC

Matthew R. Boss	Charles P. Grom
Analyst, JPMorgan Securities LLC	Analyst, Sterne, Agee & Leach, Inc.

Wayne L. Hood	Meredith Adler
Analyst, BMO Capital Markets (United States)	Analyst, Barclays Capital, Inc.

Paul E. Trussell	Joseph Isaac Feldman
Analyst, Deutsche Bank Securities, Inc.	Analyst, Telsey Advisory Group LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Dollar Tree call to discuss merger agreement to acquire Family Dollar Stores. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Randy Guiler. Plea se go ahead, sir.

Randy Guiler

Vice President-Investor Relations, Dollar Tree, Inc.

Thank you, Deanna. Good morning and welcome to our call to discuss Dollar Tree’s acquisition of Family Dollar. My name is Randy Guiler. I’m the Vice President of Investor Relations at Dollar Tree. I am joined on the call today by : Bob Sasser, Chief Executive Officer of Dollar Tree; Howard Levine, Chairman and CEO of Family Dollar; and Kevin Wampler, Chief Financial Officer of Dollar Tree. For your reference, there is an investor presentation located under the Investor Relations tab of our website at DollarTree.com. A replay of this webcast will be available on our website for 30 days.

Before we begin, I would like to remind everyone that the information made available on this conference call and webcast contains forward-looking statements that reflect Dollar Tree’s view as of July 28, 2014 of future events and financial performance, including the proposed acquisition of Family Dollar if completed on the terms proposed and financed on the terms currently anticipated. These statements are subject to risk and uncertainties indicated in the company’s SEC filings and the press release and investor presentation that are the subject of

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

today’s call. These include the company’s right to change its strategies, objectives, expectations and intentions, its need to use significant cash flow to service its debt obligations, and risk relating to the completion of the proposed transaction and the realization of the synergies and other anticipated benefits of the transaction. Therefore, the company’s future results could differ materially from its historical results or current expectations. The company does not undertake any obligation to update publicly any forward-looking statement including, without limitation, any estimate regarding revenue and earnings.

I would like to inform you that Dollar Tree will file a Form S-4 registration statement with the SEC that includes a proxy statement of Family Dollar and prospectus of Dollar Tree regarding the merger. You are urged to read the proxy statement and prospectus and other documents related to the merger when they become available because they will contain important information about the merger.

In addition, Dollar Tree and Family Dollar and their directors and officers may be deemed to be participating in the solicitation of proxies in favor of the proposed merger. You can find information about the Dollar Tree and Family Dollar directors and executive officers in each company’s proxy statement filed with the SEC. You may obtain a copy of these documents when they become available through the SEC’s website, the Dollar Tree and Family Dollar websites, or by requesting a copy from either company’s Investor Relations department. More information on how to request these documents is available in the investor presentation.

Today’s call is scheduled for one hour. At the end of the prepared remarks, Bob and Kevin will be available for your questions. Please limit your questions to one and one follow-up question if necessary.

I will now turn the call over to Bob Sasser, Chief Executive Officer of Dollar Tree.

Bob Sasser

Chief Executive Officer, Dollar Tree, Inc.

Thanks, Randy, and good morning to everyone. Thank you for joining us for this call on very short notice.

This is a big day. As a result of hard work over the past several months by the teams on both sides, I’m pleased to have a signed agreement for the Dollar Tree acquisition of Family Dollar Stores. We’re extremely excited about today’s announcement. Family Dollar shareholders will receive $74.50 per share for each Family Dollar common share. Consideration is 80% cash and 20% in shares of Dollar Tree common stock.

The transaction was unanimously approved by the board of directors of both companies and is subject to Family Dollar shareholder approval as well as customary closing conditions and expiration or termination of the HSR waiting period. The transaction will not require a vote on the Dollar Tree side. We anticipate the transaction will close by early 2015.

This transaction will benefit from an estimated $300 million in annual run rate synergies by the end of the third year post-closing. These synergies are both significant and achievable. The opportunity lies in sourcing and procurement, distribution and logistics, format optimization, and SG&A improvement. Estimated integration and one-time costs are expected to be $300 million over a three-year period post-closing. Excluding deal and one-time costs, in the first year after close the transaction is expected to below to mid-single-digit percent accretive to cash EPS.

Industry trends and outlook are positive for the combined businesses. With low and middle income customers continuing to look for ways to balance their budgets and stretch their dollars, the discount retail segment is vibrant and expected to grow in relevance.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

This acquisition is transformational. It combines companies with complementary business models, complementary target customer profiles, and complementary real estate strategies. With this combination, there are tremendous opportunities to leverage synergies, serve a broader market, and increase shareholder value.

The new Dollar Tree will become the largest retailer in terms of store count in the discount retail sector. With a broad geographic footprint, the combined company will employ more than 145,000 associates in more than 13,000 stores across 48 states and five Canadian provinces. Combined sales for the past 12 months exceeded $18 billion, with a combined EBITDA of approximately $2 billion.

Our plan is to create a diversified and complementary business model across both fixed-price and multi-price point strategies. We will utilize the size and scale of the new company to serve a broader range of customers in more ways, offering better prices and more value for the customer. With increased scale, we can enhance our supply chain efficiency, reduce costs, improve margin, and increase shareholder value through disciplined execution of best practices.

We plan to operate under both banners and to grow both concepts. Dollar Tree stores will continue to operate as single price point retail stores. At Dollar Tree, everything is still a dollar, offering the customer a balanced mix of things they need and things they want. Our shopping experience will remain fun and friendly, as we exceed our customers’ expectations for what they can buy for one dollar.

Family Dollar Stores will continue to operate using multiple price points, serving customers as their neighborhood discount store, offering great values on everyday items and a convenient shopping experience.

The concepts are complementary. They collocate very well, and we plan to pursue long-term new store growth of both concepts. By combining the banners, we can leverage the target customer profile and the real estate strategies for both Dollar Tree and Family Dollar to attract and serve a broader range of customer demographics.

At this time, I will turn the commentary over to Howard Levine, who will speak to the benefits this transaction will provide to Family Dollar shareholders. Howard?

Howard R. Levine

Chairman & Chief Executive Officer, Family Dollar Stores, Inc.

Thank you, Bob, and good morning.

I’m happy to be here with Bob and Kevin. Dollar Tree is a highly successful retailer that I have long admired, and this admiration has grown through our recent discussions. I’m certain that those of you on the call understand the merits of the combination of these two Fortune 500 retail companies. However, I would like to share the perspective of our leadership team and the perspective of the Family Dollar board, which unanimously approved this transaction.

This announcement represents the successful culmination of a comprehensive strategic review process that our Board of Directors and management team commenced this past winter in consultation with our financial and legal advisors. This assessment of alternatives included consideration of a number of potential partners. Our board and I are confident that this combination with Dollar Tree is in the best interest of our shareholders.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

As Bob detailed, we believe that our shareholders will benefit by receiving significant and immediate cash value for their investment while also having the opportunity to participate in the upside potential of the combined organization. We believe that this combination will also offer significant benefits to Family Dollar’s customers, as Dollar Tree shares our deep-rooted commitment to providing them with convenience and value. Specific customer benefits include store format optimization, improved purchasing efficiencies, enhanced customer service, and shared merchandise expertise.

As you know, Family Dollar recently introduced a number of initiatives to improve the performance of our business. While we are gaining traction on these initiatives, we firmly believe that the combination of Family Dollar with Dollar Tree will enhance and accelerate our ability to achieve our performance improvement objectives. Importantly, Family Dollar will retain its brand while working alongside Dollar Tree to execute our combined strategic goals.

Family Dollar has achieved much since my father opened the first Family Dollar store in Charlotte, North Carolina in 1959. Since then, Family Dollar has grown to more than 8,200 store locations in 46 states. Credit for our success belongs to the many team members that have been part of the Family Dollar team over the past 54-plus years. We are confident that together with Dollar Tree, Family Dollar will have an even greater opportunity to continue to grow and improve our business.

In the months ahead, our team members will continue to focus on taking care of our customers every day while also continuing to improve our business. And as this transaction nears completion, we will be eager to become part of the Dollar Tree team, creating a leading retailer in North America.

Dollar Tree shares our deep-rooted commitment to providing customers with convenience and value. And together, the combined company will be able to further this commitment to providing customers with great value every day. I am excited about our future with Dollar Tree, and I look forward to working with the Dollar Tree team to complete the combination as quickly as possible to realize the compelling benefits for all stakeholders.

And now I’d like to turn the call back over to Bob.

Bob Sasser

Chief Executive Officer, Dollar Tree, Inc.

Thank you, Howard.

Dollar Tree’s success is and always has been based on our focus on the customer. Our model is powerful and flexible. We have a unique concept that customers love. Everything is a dollar and everything is a value. The Dollar Tree concept has been validated by time and remains more relevant today than ever. As customers strive to balance their household budgets, we’re part of the solution.

The Dollar Tree and Family Dollar formats serve complementary target customers. This combination expands the range of customers we serve by adding more of the lower income demographic customer of Family Dollar. As we continue to grow, the uniqueness of our value propositions will enable both brands to better serve and expand the customer base, serving more customers in more ways.

Now I’ll turn it over to Kevin, who will discuss financing and financial performance. Kevin?

Kevin S. Wampler

Chief Financial Officer, Dollar Tree, Inc.

Thank you, Bob, and good morning, everyone.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Let me begin by stating that we are very pleased to be joining forces with Family Dollar to create North America’s largest discount retailer in terms of store count. I share Bob’s enthusiasm regarding today’s announcement and the transformational opportunities this will create for long-term value creation.

The purchase price of the transaction represents an enterprise value of $9.2 billion. This represents a transaction multiple of 11.3 times adjusted EBITDA excluding the benefits of synergies and 8.2 times adjusted EBITDA including the benefits of run rate synergies. On a combined basis, Dollar Tree would have pro forma revenue for the past 12 months exceeding $18 billion and EBITDA for the same period of approximately $2 billion.

We anticipate achieving $300 million in annual run rate synergies by year three after the transaction closes. This transaction is expected to be cash EPS accretive excluding costs by low to mid-single digits as a percent in the first year after closing. We expect this transaction will enhance our top line growth, provide additional opportunities to improve operating margins, and deliver strong cash flows.

Our strong balance sheet and cash flow generation provides us financial flexibility to pursue this acquisition. We have developed a comprehensive financing strategy for the transaction. JPMorgan has provided committed financing for the transaction, and we anticipate financing the acquisition prior to closing.

I would like to share our philosophical approach to the anticipated financing with you this morning. We will provide more details in the coming weeks and months as appropriate. Pro forma for the transaction, we will carry balance sheet leverage of 4.4 times and adjusted debt-to-EBITDA leverage of 5.6 times. In designing our permanent capital structure, we will maximize flexibility, minimize cost of capital, and ladder maturities appropriately. Consequently, we will use a combination of balance sheet cash, revolver, term loan, and bonds.

We’ll retain a strong liquidity position consisting of cash on hand and a large revolving credit facility to fund the working capital needs of our company. We expect to generate significant free cash flow and we’ll look to pay down debt with a goal to return to an investment-grade rating profile within approximately five years. As a reference point, the combined companies generated over $1.1 billion of pro forma free cash flow on a last 12-months basis.

Now I’d like to frame our view of the earnings potential of the company. First from a sales perspective, we continue to see compelling growth opportunities in the discount retail space as well as expanded geographic reach. In the Dollar Tree brand, we expect to drive higher sales productivity and open more stores. Similarly, in the Family Dollar brand, we believe there is a significant opportunity to drive higher sales productivity and open more stores. Second, from an earnings perspective, we expect to leverage economies and scale and realize $300 million of run rate annual synergies from the acquisition and improve our operating margin. And third, from a net income perspective, we will benefit from reducing our interest expense burden as we pay down debt over time.

From a returns perspective, we will maintain our disciplined approach to capital deployment and will continue to invest in new store growth and supporting our infrastructure and efficiency initiatives. We will remain focused on key return metrics, including return on invested capital, return on equity, and total shareholders return.

As I previously stated, we are excited about the value creation opportunities generated by this combination. With increased scale, geographic breadth, and a stronger position in the discount retail space, we expect to capitalize on the strong trends in our sector and our expanded customer opportunities. At the same time, we will work to leverage our new growth engine to better serve the wants and needs of our customers.

We will be focused on capturing the value of these business synergies through economies of scale and efficiencies. We will remain focused on our current day-to-day operations, delivering on our business initiatives, and focusing on taking care of our customers. And we are confident in our ability to work with the Family Dollar team through the integration process to enhance the success of this transaction.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

With that, I’ll turn it back over to Bob.

Bob Sasser

Chief Executive Officer, Dollar Tree, Inc.

Thank you, Kevin.

Dollar Tree has a long record of consistent profitable growth, strong financial performance, prudent capital management, and outstanding total shareholder returns. Our management team is experienced, with a solid track record of delivering industry-leading profitability and returns on capital. They are enthusiastic over this deal.

I want to welcome the Family Dollar team members to the Dollar Tree team. Their management and team members have established a rich history of retail success in the discount variety business. I have long admired the Family Dollar brand. Working together and with a keen focus on the customer, I’m confident we will reach new levels of providing increased value in the marketplace.

We’re excited about the prospects for the combined company and the many opportunities that this creates for our combined associates, suppliers, business partners, and shareholders.

Operator, Kevin and I will now open the call for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We’ll go first to Scot Ciccarelli of RBC Capital Markets.

Scot Ciccarelli	Q
Analyst, RBC Capital Markets LLC

Hey, guys, Scot Ciccarelli; two things I guess. Number one, can you help us better understand where the synergies are coming from? I know you outlined a couple, but may be orders of magnitude of what’s coming from purchasing, et cetera. And then can you just clarify what you mean by store format optimization? It was said a couple times, but it’s not really clear to me what that means. Thanks.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Scott, good morning. On the synergies, I can give you some idea. I outlined really the high level, which is about what we have right now. There’s still a lot of work that will have to be done, as you might imagine. We just announced the deal today. But we see $300 million in run rate synergies by the end of the third fiscal year after closing. A large portion of those synergies are going to come from sourcing and procurement, as you might imagine. With $18 billion and growing combined buying power, we think there’s a lot of power in that that we can deliver even better costs, better values for our customers.

Distribution and logistics efficiency, we both have a lot of distribution capacity, a lot of distribution centers. Combining those two is going to bring a lot of efficiency as we deliver these 13,000 stores and growing numbers of stores across the U.S.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Format optimization you mentioned. What we’re talking about there is now that we have the Family Dollar brand, which is your neighborhood variety store, a long, more than 50-year-old brand, just a terrific brand, and we have that alongside our Dollar Tree brand where everything’s a dollar, everything’s a value, we believe that there are opportunities to maximize and optimize those formats by putting the right banner in the right place. And in the immediate future, there are probably some opportunities to rebanner some of our stores, whether it be from Family Dollars to Dollar Tree or Dollar Trees to Family Dollars. Our initial testing on this shows that there is some significant value in being able to put the right banner in the right place, even considering the existing fleet. And of course lastly, we’re looking at synergies and SG&A leverage with the large size of our company and the large size of our spend.

Scot Ciccarelli	Q
Analyst, RBC Capital Markets LLC

Got you. And just to be clear, are store closures a part of the synergies?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

They are not at this time. We’re always looking at options. Again, we really are early in looking at it this. The $300 million we quantified at a high level. There’s a lot more work to be done on each of these.

Scot Ciccarelli	Q
Analyst, RBC Capital Markets LLC

Got you. Thanks a lot, guys.

Operator: Thank you. We’ll take our question from Dan Wewer of Raymond James.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Dan.

Dan Wewer	Q

Hi, good morning, Bob. So as you know, Family Dollar’s returns peaked a few years ago. Market share has been challenged of late. From your perspective, adding Dollar Tree’s capabilities, how will that change this downward slope that Family Dollar has been facing the last couple of years? It’s not real apparent as to what’s changing inside the Family Dollar store.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

First of all, Dan, we see a huge amount of opportunity of working together and leveraging our best practices and our management teams and our business experience. We think that Family Dollar – first of all, they’ve taken some recent actions the management team, we agree with. And we think that their store rationalization, their price investment, and the other initiatives are right on target, and I believe they’re probably getting some energy from that. Through due diligence, we’ve identified opportunities to share our best practices, optimize our combined businesses. We’re excited about that. We’ve identified some of these opportunities already for you in the prepared remarks.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

And lastly, we have a strong history of success, and I think this is really important. At Dollar Tree, we have a history of success and consistent growth over the past 10 years. We currently operate multiple formats across geographies. We operate a multi-price point format in Deal$ . Our management bench is strong and deep. We have the right personnel to optimize – or Family Dollar management to optimize the Family Dollar business and our management team is up for the task.

Dan Wewer	Q

Okay. And just on the store format optimization, are you thinking about taking the Dollar Tree brand, the Dollar Tree concept into smaller markets where you haven’t operated in the past, or are you looking at Family Dollar locations in suburban markets and then reformatting that to the Dollar Tree concept?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

We’re really looking at it more analytically than that. We’re taking a look or plan to take a look closely at the lowest performing stores from both banners and run our models against – we have very robust real estate models. We have good predictability on our Dollar Tree stores. We know what a Dollar Tree will do given the market. We believe that we can look at some of the lowest performing stores and run our models against that. And there is a good opportunity that we could rebanner. For example, some of the Family Dollar stores might be rebannered to Dollar Tree. We have a very consistent – we know what those stores would do given the ability and the time to actually analyze what’s going on in the demographics of the market. And it could go the other way. There may be some Dollar Tree stores that are underperforming or not serving the market well enough that would be better served as a Family Dollar store, probably some of those in the urban markets.

Dan Wewer	Q
Okay, thanks and good luck with this.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Thank you. There’s a lot of power in having both brands to choose from to serve the customer.

Operator: We’ll go next to Stephen Grambling of Goldman Sachs.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Stephen.

Stephen W. Grambling	Q
Analyst, Goldman Sachs & Co.

Hey, good morning, everyone. Thanks for taking my questions. So I guess you had referenced the opportunity from distribution sourcing. So can you help just give us a sense for the opportunity there; for example, may be the differences between the two businesses or may be even the percentage sourced direct, any overlap in suppliers, those types of things?

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I think there is opportunity for more direct sourcing possibly in the Family Dollar business. They’ve begun that journey already. I think we may be able together to move a little faster on that. So direct sourcing is a big part of what we see.

There is an overlap in our vendors. I’m not prepared to say how much overlap, but there is some overlap in vendors and there is some overlap in product. So there are obviously opportunities there to bring more value to the customer on procurement. On the things that we don’t sell, there is overlap on things that both companies need also. So there’s going to be a lot of buying power now in our supplies and all the things that we buy and spend lots of money on that aren’t for sale.

Stephen W. Grambling	Q
Analyst, Goldman Sachs & Co.

And so then you also mentioned store expansion plans that are going to be ongoing. But is there any change to the organic expansion rate for the Dollar Tree stores or even Family Dollar at this point?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

It’s early to say. I would say that one of the things we want to do first as a priority is get our heads together on the model and feel like that we can optimize the model, so that when we’re opening up the new stores, we’re going to get the best return on our investment for the new stores. But it’s early on to say at this point the rate by which we will grow each brand.

Stephen W. Grambling	Q
Analyst, Goldman Sachs & Co.

Great, thank you. If I can squeeze one last quick one in, you did mention traction in the FDO initiatives and also just being in a great industry. Is there any comment that you can give on the broader environment at this point?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I think the broader environment is outstanding for growth and serving those customers better. Everybody likes a value. Really whether you have little money to spend or a little more money to spend, everybody likes a value. Everybody wants to feel like they got the best price, the best value for their money. So I think we’re exactly in the segment of retail where there’s plenty of growth ahead for us. We’ve had plenty of growth up to this point and there’s even more ahead. The environment is available to us to do that.

Stephen W. Grambling	Q
Analyst, Goldman Sachs & Co.

Great, thank you, good luck.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Thank you.

Operator: Thank you. We’ll go next to Matthew Boss of JPMorgan.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Matthew.
Matthew R. Boss	Q
Analyst, JPMorgan Securities LLC

Good morning, guy s. How should we think about timing of the realization of the $300 million synergies over the next three years, and is it back-end loaded? I’m just wondering how we should think about that.

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

Matt, as we spoke to it in the prepared remarks, we said $300 million by the end of the third fiscal year. So obviously, there are also one-time costs to achieve those synergies as we go through those processes as well within the deck that we have online, a pretty good look at it to speak to those costs being approximately $300 million of one-time costs. So they do tend to be more back-loaded. It does take a while to create the initiatives and get them in place and then see the benefit given the spend that you’ve got on the front end in creating the opportunity. So I think that is the appropriate way to think about it as it is more back-end loaded.

Matthew R. Boss	Q
Analyst, JPMorgan Securities LLC

And the fundamental productivity improvement at Family Dollar, you’re saying that that’s not in the $300 million synergy target here?
Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

That’s not something that we’ve considered within that at this point in time, no.
Matthew R. Boss	Q
Analyst, JPMorgan Securities LLC

Okay . And then one final question is, as we think about the concepts, should we think about the slowing of the growth in the near term? Clearly , it sounds like there is an opportunity to expand all of the concepts over time. But as we think about the next year or so, do you see halting growth as you take on the transaction?

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

It’s pretty early, as Bob said, to say . Obviously, Family Dollar had already spoken to at their last quarter that they were pulling back a little bit from the growth trajectory they had been on, so that was just the normal course of business within their store growth. But obviously, there’s a lot of opportunity out there for both banners to grow. We have strong site selection models. We have the ability to grow. We have a great capital structure that will be able to support that continued growth as we go forward, so a lot of opportunities as we go.

Matthew R. Boss	Q
Analyst, JPMorgan Securities LLC

Is the idea to get back to 3.5 times ov er three years, and then I’ll pass it on?

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

What we have said and believe is that, as we look at it, obviously our goal is to get back to an adjusted debt-to-EBITDA ratio of 3.5 times, which would basically be investment-grade. It’s probably, the way we look at it, approximately five years. And obviously, there are a lot of variables between now and then, but that’s the way we view it today.

Matthew R. Boss	Q
Analyst, JPMorgan Securities LLC

Okay, thanks a lot, best of luck.

Operator: Thank you. We’ll go next to Wayne Hood of BMO Capital.

Wayne L. Hood	Q
Analyst, BMO Capital Markets (United States)

I guess just on the return on capital for second, Kevin, you can maybe speak to this. Your business looks like over the next five years would get to an 18% return on capital. And it looks like FDO, if they even did improve, maybe get to 13%. So as you think about adding a business that’s a lower return on invested capital number, do you envision a scenario where you could get it equal to where you already are now, or how should we think about returns on capital on a lower margin returning business between now and let’s say 2018?

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

I think as we view it, obviously, we have had good returns on our invested capital. Is there an opportunity? Obviously, we spoke to the fact that we believe there is the ability to increase productivity really in both banners. And obviously, that will play an effect. I think as we think about it from capital deployment, we’re going to continue to open stores. But obviously, we will need to look at what is the best return on our overall capital as we go forward. So that will play a part in how we look at deploying capital.

So it is important. We believe we’ve been good stewards as far as the way we’ve looked at our capital structure, the way we return capital, as well as return on equity. So those things are all important to us and metrics that we pay a lot of attention to, and that will be something that we’ll continue to work to improve as we go forward.

Wayne L. Hood	Q
Analyst, BMO Capital Markets (United States)

So should we think of return on capital by 2018 being at least where you would be on a standalone basis or something greater?

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

It’s pretty hard to say at this point. It’s just too early to say. But obviously, we’re not looking for a decrease. We’re obviously looking to continue the standards that we’ve been able to set to this point, which are really industry - leading at this point. So how much further we can raise that bar, we would have to wait and see.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Wayne L. Hood	Q
Analyst, BMO Capital Markets (United States)

All right, great. Thank you, guys.

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

Thank you.

Operator: [Operator Instructions] We’ll go next to Paul Trussell of Deutsche Bank.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Paul.

Paul E. Trussell	Q
Analyst, Deutsche Bank Securities, Inc.

Hi, good morning, guys. Just in terms of operating the multiple banners, do you foresee a scenario where across your various regions that you are having your regional management operate all the banners within their area or market or district? Is that the management structure you’re thinking about going to?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Paul, it’s just really too early to say. I think that over time we’re going to integrate a lot of the logistics and supply chain functions for sure. It makes sense that we can deliver stores from the closest DC no matter what its origin.

As far as the people side, we’re going to keep growing. We’re going to keep optimizing our returns in our stores. It is possible, but I think it’s too early to say what the management structure in the field is going to be. It will be the one that provides the best quality store for our customers. It could be that we have district people that cover both banners, but that’s just something we’re going to have to look at.

As you know, we have a history of making hypotheses and then testing them and trying them and proving them and then implementing them. So some of these things, there’s a lot of opportunity that we think could be there, but it’s going to take a little time for us to get in. The deal won’t close until probably early January, so we really can’t start any of that. Right now, everybody is in two separate companies running separate businesses. But at some point, we’ll put our heads together and we’ll decide how best to run the company in the field, how best to run the field organization to deliver the best product for our customers.

Paul E. Trussell	Q
Analyst, Deutsche Bank Securities, Inc.

And so just to piggy back off a comment you made there, do you foresee then that your distribution centers will have or will carry products for all the banners, right? So there won’t necessarily be just a Dollar Tree distribution center; that it will have product that could be delivered to all the banners. And if that is the case, then does that alter at all your thought process around having multiple prices points with in Dollar Tree?

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I’ll answer the last question first. No, Dollar Tree is everything is a dollar, always has been, always will be. Family Dollar has multiple price points. But when you talk about logistics, it’s really agonistic to price point. It’s all about cartons and pieces and touches and flow. So in a perfect world, if you could deliver your product to both banners from the closest DC in the most effective way, then obviously that’s what you would do. We don’t know that that’s the case yet. It’s just too early to know that, but it is one of the things that we will certainly review and see if there’s a possibility of handling both banners out of all DCs.

Paul E. Trussell	Q
Analyst, Deutsche Bank Securities, Inc.

And then just lastly, Bob, how does Deal$ fit into all this? It’s somewhat similar to the Family Dollar format in terms of mix and price points. It’s only 200 stores today. What are your early thoughts on how Deal$ will be a part of Dollar Tree going forward?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

We love our Deal$ stores, and they are different than the Family Dollar stores. The assortment in our Deal$ stores still has more of that discretionary product than the Family Dollar store does. It has more the seasonal, more the party, more the things that suburbia would place more value on. So we really like what we see in our Deal$ stores. I think the Family Dollar combination, with Family Dollar’s expertise and everything to do with sourcing and logistics around the multiple price points, could help us in the Deal$ banner. But again, it’s really early. I think there will be a lot of things we talk about and look at. It really is going to come down to location by location what’s the best brand for that particular location.

Paul E. Trussell	Q
Analyst, Deutsche Bank Securities, Inc.
Thank you and good luck.
Operator: Thank you. We’ll take our next question from Vincent Sinisi of Morgan Stanley.
Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.
Good morning, Vincent.
Vincent J. Sinisi	Q
Analyst, Morgan Stanley & Co. LLC

Good morning, guys, and thanks very much for taking my question. I wanted to ask a bit about ofcourse between the two formats, not only the pricing difference, but just the mix. I know you said that there is some level of product overlap, ofcourse, Bob, but just basic thoughts on whether you can foresee down the road any real change in terms of consumables versus non-consumables at either banner.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

It’s early to say, but right now I can tell you that the 50:50 mix in our Dollar Tree stores has been really successful, and our price point is only a dollar. So the price point, there are products that we’ll sell in our Family Dollar stores

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

they just can’t sell for a dollar. So lifting the restriction of the price point and looking at Family Dollar that way, there’s a broader assortment that we could carry. There’s a broader customer base that we could serve. There are different categories that we can sell in the Family Dollar stores.

At Dollar Tree, everything is a dollar, everything is a value. Fifty percent of it is things you need. You can buy your beauty care there. You can buy your household cleaning supplies and your paper goods and some of the food and snack and beverage and water and all those cool things you can buy for a buck. So there’s a reason to go to Dollar Tree every day, but then 50% of it is really discretionary. We say yes, you can splurge at Dollar Tree; it’s only a dollar. And you can come and you can find cool stuff for the seasons and for decorating your yard or your home. You can buy toys for the child. You can put together a birthday party or an office party or those kinds of things. So 50% discretionary, 50% consumer basics, that’s a balance that over the years we’ve – sometimes it gets to 50%- plus on either one of those, but in that range plus or minus a couple percent is where the sweet spotis.

Now we’re always open to change. We’re always subject to whatever the market demands and whatever the customer demands. But that’s how we think about our Dollar Tree business. It’s vibrant. Returns are great. We’re going to keep growing that brand. Family Dollar is another – it’s just a different business model. And as you know, there are more consumer products in the store, more name brands, more categories, especially in the home area. Family Dollar can sell categories that we just can’t sell for a dollar at a Dollar Tree, nor does the customer expect for you to sell at Dollar Tree. So we’re going to continue to – we would continue to focus on Family Dollar, serving that customer in that market with the assortment – the best bits of market at prices that are competitive in the market and always striving to offer even more value in our Family Dollar stores.

Vincent J. Sinisi	Q
Analyst, Morgan Stanley & Co. LLC

Okay, fair enough. And just as a follow-up, in terms of the cost to achieve the synergies, if you could, give just any more color maybe in terms of may be the systems comparison, the infrastructure there between the two companies, and really any other bigger buckets that you can just give us may be a little bit more color. I know it’s still early.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

It is really early. And look, there are going to be more updates as time goes on. As we know more, we’ll certainly share. We’re not holding back. It’s just so early. We signed the merger agreement yesterday, released the press release this morning, and we’re still separate companies. Until we close, we really can’t get in and do a lot of soul searching.

So they’re there to be done. I can tell you in the combinations of the two businesses, the power of that, the power of taking a look at the floor plan and really parsing it out based on return on investment, based on serving the customer in that market is powerful. And there are just a lot of opportunities there. But right now, we’re telling you what we know. There’s $300 million there over the next three years by run rate by the end of the third fiscal year. We’re estimating $300 million in cost. Costs are front-loaded and the synergy benefits are back-loaded. So that’s about as much as I can tell you right now.

Vincent J. Sinisi	Q
Analyst, Morgan Stanley & Co. LLC
All right, fair enough, Bob, best of luck to everybody.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Thank you.

Howard R. Levine	A
Chairman & Chief Executive Officer, Family Dollar Stores, Inc.

Thank you.

Operator: Thank you. We have time for just a few more questions. We’ll go next to Patrick McKeever of MKM
Partners.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Patrick.

Patrick G. McKeever	Q
Analyst, MKM Partners LLC

Good morning, Bob, just a question on the synergies as well. I guess this is may be a little bit more directed at Howard even. And the question is, I guess intuitively, we think that there would be greater synergies elsewhere in the Dollar store space. Is that a wrong way of thinking about it?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

We obviously think the synergies are there for the – we think it’s a perfect combination, Dollar Tree-Family Dollar, because of the complementary elements of our business. It’s transformational, the business models. You have the fixed-price versus the multi-price. We have a target. We have broader range of customers with this combination. Dollar Tree serves that suburban and middle income customer, Family Dollar more the urban and rural and the low-income customers. Both these banners collocate really well. We currently sit near each other already, but there’s very little cannibalization between our two stores.

We have complementary merchandise expertise with Dollar Tree. We’ve got that balanced mix of consumables alongside the discretionary and the variety and the seasonal and the fun and all the things that bring some energy to a discretionary store. Family Dollar stores do a terrific job on serving that needs-based consumer with the consumable products and the home products.

We think it’s the perfect combination frankly. We think we can enhance the financial performance and improve our growth prospects together. It’s accretive to cash EPS in the first year post-closing, as Kevin said, excluding one-time costs, as Kevin said in the opening remarks. And we think we’ve got the ability to grow our store base better, more productively across multiple brands because of the complementary elements of our business. One does not trump the other. Both concepts have significant free cash flow. So that’s the reason we’re doing this. It’s the complementary elements. We think we’re one plus one equals two plus something, will equal more than two in the case of Family Dollar and Dollar Tree.

Patrick G. McKeever	Q
Analyst, MKM Partners LLC

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Okay , okay . And then just on Canada, and you’ve been doing so well in Canada, does this get Family Dollar closer? I know I’m thinking way out here, but does this get Family Dollar closer to going into Canada? Would you grow the two concepts in Canada as well?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Patrick, I think Family Dollar would work just fine in Canada. Obviously, that would be down the road. Right now, we’re focused on closing the deal, beginning the integration, getting the concepts, standing up I guess, if you would, together and going forward on a brisk growth rate. But Canada, the Canadian customer I’m sure would respond very well to the Family Dollar brand.

Patrick G. McKeever	Q
Analyst, MKM Partners LLC

Got it, okay . Thanks, Bob.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

You’re welcome.

Operator: Thank you. We’ll take our next question from Charles Grom of Sterne, Agee.

Charles P. Grom	Q
Analyst, Sterne, Agee & Leach, Inc.

Hi, good morning, Bob, congrats. And, Howard, to you I know it’s important for you to keep the Family Dollar banner in existence, so congrats to both of you. I think my biggest question here is and to piggy back off of Matt’s question earlier, the $300 million in synergies does not include the sales productivity improvement opportunity at Family Dollar, which I think everybody knows is pretty wide. And so I guess my question is, Bob, you said you had a lot of admiration for Family Dollar. I’m just wondering. Where do you see the biggest opportunities to improve the sales per square foot at FDO and also improve the operating margins as well?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

That’s a good question, and I’ll share with you how we’re thinking about that because – and I’ll just start by saying that we’ve learned through the due diligence process a lot, but there’s just a whole lot more to learn. Following closing, we expect to partner with the management team at Family Dollar to work together to work through the business plan together.

At a high level, I will tell you our views on optimizing the business at Family Dollar stores are a lot like the way we look at our Dollar Tree stores. They include employing disciplines and best practices that we’ve honed at Dollar Tree over the last several years and we’ve had some really good results, as well as in some cases accelerating efforts that Family Dollar has started. We think the initiatives they’ve put in place are the right kinds of initiatives and likely on the right track, as an example. In real estate, we think there’s an opportunity. Again, we employ rigorous analytical tools to drive our decision-making on site selection. We’re going to take a look at remodel opportunity and store rationalization, as I said earlier. We don’t know what that means, but if there’s an opportunity in remodel to improve sales per square foot, that’s something that we want to take a look at. We’re going to have a keen focus in everything we do on returns on invested capital. Again, we’ve had good results at Dollar Tree by keeping our focus on that.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

I mentioned earlier about procurement and indirect expenses. As always, we’re going to drive the absolute best price from our vendors and our business partners. We would plan to leverage our combined expertise in direct sourcing. Again, the journey at Family Dollar has started, but I think working together we can accelerate that. In the merchandise assortment, we would plan to take a look at enhancing the assortment and enhancing the presentation standards to wow our customers and deliver even greater values. I think there’s an opportunity at the way – the customer I’d like for them to see something a little different, something new, when they walk into the new Family Dollar stores.

I think by looking at the categories, by ensuring that we’re delivering the right categories and the right assortment in the categories with a combination of national brands and private label brands and eliminating unprofitable categories and/or SKUs and just a focus on the key metrics of sales productivity and GM ROI I think is important in retail. And I think that’s something that we want to do early on is to take a analytical look at the floor plans, as we do and continue to do at our Dollar Tree stores. We think we can expand the value proposition by expanding and enhancing the quality of the private label.

Merchandising, visual merchandising appeal, the idea of elevating the appeal in the stores, I don’t know what that means, but again, at a point I’d like to be able to walk in the front door. Let’s take a look at it from the customers’ point of view, better sight lines. Let’s take a look at the way we staff our stores as we continually need to do, matching the labor component to the store productivity. Let’s see what we can do to drive consistent standards across the store base at Dollar Tree, and I’m sure it’s the same with Family Dollar. We have some stores that are more productive than others, more stores that are better, have better appeal than others. And our goal is always to drive the lower stores up to the higher standards. So I think that, obviously, we’re going to look at the Family Dollar stores in that way .

Management turnover is a little high at Family Dollar, higher than it is at Dollar Tree. I don’t know why that is, but I think that would be something that we want to take a look at. As we talk about the customer experience, the better managers, the best people run the best stores and always striving to improve. And frankly, with lower turnover and more experience, you end up with a better store manager base. So I’d like to take a look at that. At the end of the day , it’s all about offering the customers what they want and what they need and doing it in a store that they enjoy shopping in,. Merchandise energy, when you walk in the door, and something that challenges you to buy it, something that makes you stop in your tracks, something that wow, this is new or wow, this is a great price or just that perception that you want the customer to see and feel when they walk into the store is something that we would work on.

Charles P. Grom	Q
Analyst, Sterne, Agee & Leach, Inc.

Great, that’s helpful. And then my follow-up question is just with regards to pricing. When you did your due diligence over the past few months on Family Dollar, I’m just wondering what you uncovered. Obviously, one of the key cornerstones of your model has been the EDLP model. Family Dollar has gotten away from that a little bit over the past couple of years. I was just wondering. How much price investment do you think needs to be made at Family Dollar? How do you go about doing that? How do you go about funding it?

Bob Sasser	A

Chief Executive Officer, Dollar Tree, Inc.

I think Howard and the management team already made their view very clear on the price and their price investment, and I would agree with them. I’m not ready to address it otherwise. There’s a lot for us to learn here early on in this deal. I would say additionally that Howard’s views on the topics which he has previously addressed about the foundation of value retailing and the promise we make to our customers that we agree totally on that. Every single day on our shelves, we want our customers to find excellent value products they both want and need.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Charles P. Grom	Q

Analyst, Sterne, Agee & Leach, Inc.

Great, congrats again.

Bob Sasser	A

Chief Executive Officer, Dollar Tree, Inc.

Thank you.

Operator: Thank you. We’ll take our next question from Meredith Adler of Barclays.

Bob Sasser	A

Chief Executive Officer, Dollar Tree, Inc.

Good morning, Meredith. How are you?

Meredith Adler	Q

Analyst, Barclays Capital, Inc.

Good. I’m good, thanks. How are you guys? Congratulations, I think very – I think both. I think a lot of my questions have been answered. And I don’t know how specific you want to get, but I do have questions about Family Dollar versus Deal$. And do you see rebannering the Deal$ store to Family Dollar?

And then I guess a question would be I think the Deal$ stores are bigger and you run a very interesting mix, although it doesn’t include apparel. Does get into your thinking at all when you think about what Family Dollar should look like going forward?

Bob Sasser	A

Chief Executive Officer, Dollar Tree, Inc.

Meredith, I think like I said, we like our Deal$ stores and we’ve gained a lot of traction. And a lot of what we’re doing in Deal$ we’re really proud of and our customers seem to like. It is different than a Family Dollar store. They are a little larger overall than the Family Dollar Stores. It’s a completely different assortment though. I believe that the Family Dollar Stores are much better at the consumer products part of the business, more powerful than our Deal$ stores are. So I think we may learn something from our Family Dollar stores on improving the Deal$ strategy on the consumer product side. The stores are a little bigger. That gives us ability in Deal$ to have those seasonal, as we talk about, the seasonal areas changing like the leaves on the trees and engaging our customer and the ever-changing mix of new product. That’s what seasonal merchandise brings to you. It’s more of a fun assortment with more party and more toys and more the discretionary product. So we like our Deal$ stores, and it’s just really too early to say.

I think I would just tell you that we’ll look at all of our store banners under the lens of what’s the best for the market to serve the customer first of all. And then what’s the best productivity for our business, where can we get the highest returns, which banner. Is it Deal$, is it Family Dollar, or is it Dollar Tree, or all three? In some cases it might be all of them at once.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Meredith Adler	Q
Analyst, Barclays Capital, Inc.

So I guess what you’re saying is there’s no intention to eliminate Deal$ and fold it into Family Dollar, but instead to look at each opportunity, real estate opportunity, and see which of those three banners makes the most sense.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I think so, and it’s early on, but that’s the way we’re thinking about it. Again, we’re not unhappy with what Deal$ brings, and it is different than the Family Dollar stores as the Family Dollar is from Dollar Tree.

Meredith Adler	Q
Analyst, Barclays Capital, Inc.

And is there potential you think, given the size of the Family Dollar stores, to put more of the seasonal variety merchandise in or just what they normally do for seasonal?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

It’s early on, but I think it’s something we would take a look at. We like at Dollar Tree what the seasonal business brings for our customer engagement. We like the merchandise energy. We like the ever-changing mix. We like the margins. But it has to fit the market, it has to fit the customer, and by the way it has to fit in the store. So as we look at the footprints of our stores, no matter which banner, it’s always about what the productivity is by category, where we’re getting the highest productivity, where we’re getting the lowest productivity, and how do we do a combination there that goes to the customer the best shopping experience. So we’ll keep looking at. It’s just a lot more granular than the broad brush yes, we’ll put this in; or yes, we’ll take that out. You really do have to get down to the store-by-store footprints as well as the customer.

Meredith Adler	Q
Analyst, Barclays Capital, Inc.

And this is a similar kind of question, but the margin on that seasonal imported merchandise is pretty high. The margin on apparel is pretty high. Is there any reason to think that you would take the space in a Family Dollar store that goes to apparel and put other kinds of seasonal variety merchandise in there?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I have no notions in concrete at this time about the mix. It’s really when we can get in, and we haven’t been able to do this. Again, we’re still two separate companies. But at some point when we close the deal and we can get in and really start doing analytics on the floor plans and the sales by category, by SKU, by store, we’ll make some of those decisions at that time. But it’s too early to say more of any thing or less of any thing right now. I just don’t know the answer yet.

Operator: Thank you. Due to the time constraints, we’ll take our last question from Joe Feldman of the Telsey Advisory Group.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Good morning, Joe.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Joseph Isaac Feldman	Q
Analyst, Telsey Advisory Group LLC

Hi, guys, good morning and congratulations on the deal. I wanted to ask, any thoughts on what the government might say about this? I assume that factored into this. Just given the number of stores, there have been some questions that we’ve received about it. But I know that product is sold in a lot of places, but just any comment on that?

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

Really, I’m excited about delivering even greater value to our customers, but I’m not prepared to comment on the HSR further than that.

Joseph Isaac Feldman	Q
Analyst, Telsey Advisory Group LLC

Got it, okay. And then I know Howard is may be there in the room or at least via call. I was just curious how you guys envision Howard’s new role in the new company, the newly combined company a year from now.

Bob Sasser	A
Chief Executive Officer, Dollar Tree, Inc.

I can share with you how we – Howard and I have agreed on. Howard is going to stay on at Family Dollar as the Chief Executive Officer at Family Dollar stores, reporting to me. Howard is going to work with us to integrate these two companies, to make them more powerful, to bring together the teams and the management and the culture to serve our customers even better. So I’m really happy to have Howard’s leadership and expertise alongside the integration team from Dollar Tree.

Joseph Isaac Feldman	Q
Analyst, Telsey Advisory Group LLC

Got it, thanks, and if I could just sneak one more question in. Does the debt that you will be taking on, will that restrict share repurchases and I know a possible dividend down the road or anything like that because there are always a few share repurchases every year?

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

Joe, I think obviously as we think about it, historically the last few years share repurchases are where we put our free cash flow. Obviously, with the new capital structure, that focus will be on paying down debt. So that’s truly going to be our focus. Dollar Tree has never paid a dividend, and realistically we don’t plan on paying one in the near term. So again, the total focus will be paying down the debt.

Joseph Isaac Feldman	Q
Analyst, Telsey Advisory Group LLC

Great. Thanks, guys, and good luck with the process.

Kevin S. Wampler	A
Chief Financial Officer, Dollar Tree, Inc.

Thank you.

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Dollar Tree, Inc. (DLTR) Acquisition of Family Dollar Stores, Inc by Dollar Tree, Inc Call	Corrected Transcript 28-Jul-2014

Operator: Thank you. That does conclude today’s question-and-answer session. At this time I’d like to turn the conference back over for any additional or closing remarks.

Bob Sasser

Chief Executive Officer, Dollar Tree, Inc.

I’d just like to thank everyone for your time. And again, it was short notice, but it was exciting news and I knew we’d have a lot of questions. There will be more news as time goes on. We’re excited about getting the deal closed, likely in a few months and probably early 2015. As we go along, we’ll certainly keep everybody in the loop on how it’s going and where we’re going. Thanks a lot.

Operator: That does conclude today’s conference. Thank you for your participation.

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